Exhibit 5.a

July 1, 2015

TopBuild Corp.

260 Jimmy Ann Drive

Daytona Beach, Florida  32114

Re:	TopBuild Corp.
Registration Statement on Form S-8
TopBuild Corp. 401(k)

Dear Sirs:

As Vice President, General Counsel and Secretary of TopBuild Corp., a Delaware corporation (the “Company”), I am acting as your counsel in connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, registering an aggregate of 200,000 shares of common stock, $0.01 par value (the “Shares”), of TopBuild Corp., that may be issued pursuant to the terms of the Company’s 401(k) Plan (the “Plan”).

In conjunction with the furnishing of this opinion, I or attorneys who report to me have examined and are familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents or corporate records, and have made such investigation of matters of fact and law, as I have deemed necessary or advisable to render this opinion. This opinion is subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. I have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies.

B. I express no opinion as to the effect or application of any laws or regulations other than the Delaware General Corporation Law as in effect on this date and current federal law. I am not a member of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

C. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and I assume no obligation to revise or supplement the opinion rendered in this letter if present laws or the interpretation thereof are changed in respect of any circumstances or events subsequent to the date hereof.

Based on and subject to the foregoing, I am of the opinion that the Plan has been duly authorized by appropriate corporate action and that any original issuance of Shares that may be issued by the Company pursuant to the Plan have been duly authorized and that, upon the due execution by the Company of any certificates representing the Shares, the registration by the registrar of such Shares and the sale thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.a to the Company’s Registration Statement on Form S-8.

Very truly yours,

/s/ Michelle Friel

Michelle Friel
Vice President, General Counsel
and Secretary